Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-        ) and related Prospectus of Korn/Ferry International for the registration of 5,816,512 shares of its common stock and to the incorporation by reference therein of our report dated June 20, 2002, with respect to the consolidated financial statements and financial statement schedule of Korn/Ferry International as of and for the year ended April 30, 2002, included in its Annual Report (Form 10-K) for the year ended April 30, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Los Angeles, California
September 10, 2002